Exhibit 99.1

Chase Carey Departs DIRECTV to Accept New Post at News Corporation; Search for Successor Is Underway

EL SEGUNDO, Calif., Jun 03, 2009 (BUSINESS WIRE) -- The DIRECTV Group announced today that President and CEO Chase Carey has informed the Board of Directors that he is resigning from the Company, effective July 1, 2009, to accept a new position at News Corporation. The DIRECTV board has accepted his resignation and has formed a committee of directors tasked with searching for a new President and Chief Executive Officer. In the interim, Larry Hunter will act as Chief Executive Officer in addition to his current responsibilities of Executive Vice President of Legal, HR, and Administration.

"The past six years have been a phenomenal experience and I am extremely proud of the business we have built," Carey said. "The credit goes to an extraordinary senior management and overall employee base that has combined passion, energy and unique abilities to establish DIRECTV as the premier television service. It is a management team second to none. I would also like to thank the Board of Directors for their support, guidance and contributions, which made our achievements possible. DIRECTV is in a great place with a tremendously exciting future ahead of it."

Under Carey's leadership, DIRECTV's subscriber count grew from 12 million to more than 18 million customers in the United States, while growing free cash flow from break-even in 2003 to $1.7 billion last year. His other achievements include the execution of an HD strategy that leapfrogged the competition, the implementation of tougher credit policies to improve subscriber value and a concerted effort to improve customer service throughout the company. In 2004, Carey oversaw the rationalization of the Latin America business after it emerged from bankruptcy and went on to grow from 1.5 million subscribers to 5.8 million subscribers today, becoming the largest pay-TV operator in Latin America.

"The board wishes Chase the very best in his new position. Under his remarkable leadership, DIRECTV's results have been consistently strong and his achievements will leave a lasting impression on the Company," said John Malone, Chairman of DIRECTV Group. "While we will certainly miss Chase, we are confident in DIRECTV's future with a seasoned executive team in place."